Exhibit 10.7

ASSET PURCHASE AGREEMENT

between

CAPSTONE DISTRIBUTOR SUPPORT SERVICES, LLC,

CAPSTONE GREEN ENERGY HOLDINGS, INC.

and

CAPSTONE GREEN ENERGY LLC

Dated as of March 19, 2026

TABLE OF CONTENTS

i

Exhibits

Exhibit A – Form of Instrument of Assignment and Assumption Agreement

Exhibit B – Form of Intellectual Property Assignment Agreement

Schedules

Schedule 1.1 – Capstone Trademarks

Schedule 1.2 – Employees

Schedule 3.3 – Required Approvals

Schedule 3.9(a) – Employee Benefit Plans

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 29, 2026 (the “Execution Date”), by and between Capstone Distributor Support Services, LLC, a Delaware limited liability company (“Seller”), Capstone Green Energy Holdings, Inc., a Delaware corporation (“Parent”), and Capstone Green Energy LLC, a Delaware limited liability company (“Purchaser”). Seller, Parent and Purchaser are, individually, a “Party,” and, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Preferred Unit Redemption Agreement.

A.            On September 28, 2023, Seller and certain Affiliates of Purchaser (collectively the “Debtors”) each filed voluntary petitions and initiated proceedings under Chapter 11 of the U.S. Bankruptcy Code (collectively, the “Chapter 11 Cases”) with the United States Bankruptcy Court for the District of Delaware. Upon confirmation and effectiveness of the Plan, Broad Street Credit Holdings (as defined below), a pre-petition secured party of the Debtors, received a 100% equity ownership of Seller. Also, upon confirmation and effectiveness of the Plan, Seller received certain preferred units of Purchaser (the “Equity Interests”) and certain other assets of the Debtors.

B.             Seller, Parent and Purchaser are substantially contemporaneously entering into a Preferred Unit Redemption Agreement (the “Preferred Unit Redemption Agreement”), pursuant to which, among other things, at the Closing (as defined therein), and subject to the terms and conditions thereof, Purchaser shall redeem from Seller, and Seller shall sell to Purchaser, the Equity Interests (the “Redemption”).

C.             In connection with the Redemption, on the terms and subject to the conditions set forth herein, Seller desires to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser desires to receive, acquire and take assignment of, all of Seller’s right, title and interest in and to the Transferred Assets (as defined below), and Purchaser desires to purchase, assume, and agrees to pay, perform, fulfill and discharge all of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the premises set forth above and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound hereby, agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1             Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, dispute, action, suit, arbitration, litigation, administrative hearing, investigation, application, petition, complaint, enforcement proceeding or other similar proceeding, at law or in equity, by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, Seller and each of its direct and indirect equityholders shall be deemed not to be an Affiliate of Parent or any of its Subsidiaries, including Purchaser.

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“Agreement” has the meaning set forth in the preamble hereto.

“APA Transaction Documents” means (i) this Agreement, (ii) the Instrument of Assignment and Assumption, (iii) the Intellectual Property Assignment Agreement and (iv) all other documents or certificates delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, foreign, international or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, judicial award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority (having competent jurisdiction) that is binding on or applicable to such Person.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, current or long-term.

“Asset Transactions” means the transactions contemplated by this Agreement.

“Assigned Contracts” means any contracts that are Transferred Assets.

“Assumed Liabilities” means, collectively, all Liabilities of Seller or any of its Affiliates, whether arising before, at, or after the Closing, (a) to the extent arising from or related to the Transferred Assets, including any Actions relating to or arising from the Transferred Assets or (b) to the extent in respect of or relating to the employment of the Transferred Employees (unless otherwise expressly provided in this Agreement), in each case, whether arising prior to, at or after the Closing, including any Actions in respect of or relating to the employment of the Transferred Employees; provided, however, that “Assumed Liabilities” shall not include any item specifically identified as an Excluded Liability.

“Broad Street Credit Holdings” has the meaning set forth in Section 2.10(b)(ii)(D).

“Business” means the business operations of Purchaser and its Subsidiaries.

“Capstone Trademarks” means all trademarks, service marks, brand names, trade names, corporate names, d/b/a names, Internet domain names, social media names and accounts, logos, and all other identifiers or designations of source or origin or goodwill, in any jurisdiction and whether registered or unregistered, that consist of, incorporate or contain “Capstone”, and all variations and derivatives thereof, including all registrations and applications thereof, including the trademarks set forth on Schedule 1.1.

“Claim” has the meaning set forth in Section 6.4(d).

“Closing” has the meaning set forth in Section 2.10(a).

“Closing Date” has the meaning set forth in Section 2.10(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

“Consent” means any permit, qualification, license, certificate of authority, accreditation, registration, operating authority, consent, approval, order or authorization, or any waiver of any of the foregoing, including by a Governmental Authority.

“Delayed Transfer Asset” has the meaning set forth in Section 2.6(b).

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“Delayed Transfer Liabilities” means any Liabilities contemplated by Section 2.6 not transferred on or prior to the Closing.

“DSS 401(k) Plan” means the 401(k) plan maintained or sponsored by Seller for the benefit of the Employees.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, including any 401(k) plan, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, disability, welfare, supplemental unemployment benefits, severance, equity or equity-based compensation, change of control, retention, vacation, paid time off or fringe benefit plan, policy, program, practice, agreement or arrangement, whether or not subject to ERISA, and whether funded or unfunded, in each case, maintained, contributed to or sponsored by or with respect to which any Liability is borne by Seller or any of its Affiliates (including any ERISA Affiliate) for the benefit of any current or former employee, officer, director or other service provider of Seller or any Liability of an ERISA Affiliate is or could be borne by Seller with respect to any current or former employee of an ERISA Affiliate.

“Employees” means three (3) employees of Seller listed on Schedule 1.2.

“Equity Interests” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) which is treated as a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” means (i) all Employee Benefit Plans (including the DSS 401(k) Plan or any other retirement plan maintained, contributed to or sponsored by Seller or any of its Affiliates), (ii) all assets held in trust or otherwise relating to or held under any Employee Benefit Plan, (iii) all rights of Seller under this Agreement and the other APA Transaction Documents, (iv) all rights of Seller under the Preferred Unit Redemption Agreement, (v) the Note Purchase Agreement, dated as of December 7, 2023, by and among Purchaser, Parent and Capstone Turbine Financial Services, LLC, as the guarantors, Seller, as purchaser, and Goldman Sachs Specialty Lending Group, L.P., as collateral agent (as amended from time to time, the “NPA”), and any notes issued thereunder, (vi) the corporate or entity-level books and records of Seller (including Tax Returns and records relating thereto and minute books, charter documents and equity records), (vii) the Plan and (viii) any other Assets of Seller and its Affiliates that are not Transferred Assets.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, including: (i) all Excluded Taxes; (ii) all Liabilities arising from or in connection with any Employee Benefit Plan (including any Liability relating to the DSS 401(k) Plan); and (iii) all Liabilities arising from or relating to the Excluded Assets.

“Excluded Taxes” means any Taxes (i) imposed on any Seller Indemnified Party for any taxable period, (ii) imposed with respect to the Transferred Assets or Assumed Liabilities for any taxable period (or portion of any taxable period) ending on or before the Closing Date, (iii) imposed in connection with the Asset Transactions (including Transfer Taxes to the extent payable by Seller under Section 5.5(c)), or (iv) imposed on Purchaser as a transferee or successor of Seller, by operation of law, contract or otherwise (including bulk transfer or similar Laws), and (v) any Taxes that relate to the Business other than the Transferred Assets or the Assumed Liabilities.

“Execution Date” has the meaning set forth in the preamble hereto.

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“Fraud” means, with respect to a Person, actual and intentional fraud under Delaware law of such Person with respect to the making of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness, and (ii) only the Person who committed Fraud shall be responsible for such Fraud and only to the party alleged to have suffered from such alleged Fraud.

“Governmental Authority” means any U.S. or foreign, national, international, federal, state, local or other government, political subdivision, governmental, regulatory or administrative authority, instrumentality, department, agency, body or commission, self-regulatory organization (including any securities exchange), court, tribunal or judicial or arbitral body or Taxing Authority.

“Indemnified Party” has the meaning set forth in Section 6.4(d).

“Indemnifying Party” has the meaning set forth in Section 6.4(d).

“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption to be executed by Seller and Purchaser at the Closing, substantially in the form attached hereto as Exhibit A.

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be executed by Seller and Purchaser at the Closing, substantially in the form attached hereto as Exhibit B.

“Law” means any national, international, foreign, federal, state, local or territorial law, code, constitution, treaty, statute, ordinance, common law, regulation or rule of law or other similar requirement enacted, adopted, issued or promulgated by any Governmental Authority or any Order.

“Leave Employee” has the meaning set forth in Section 2.6(b).

“Liabilities” means indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any contract, Action or Order.

“Lien” means pledge, lien, charge, mortgage, security interest or similar encumbrance.

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind; provided, however, that Losses shall not include indirect or consequential damages (except to the extent reasonably foreseeable or paid to a Third Party in connection with a Third Party claim) or punitive or exemplary damages, unless such damages are required to be paid to a Third Party in connection with a Third Party claim.

“Name Transition Period” has the meaning set forth in Section 2.7.

“Non-Recourse Parties” has the meaning set forth in Section 9.15.

“Order” means any judgment, order, writ, injunction, award or decree of any Governmental Authority.

“Parent” has the meaning set forth in the preamble hereto.

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“Party” has the meaning set forth in the preamble hereto.

“Permitted Liens” means: (i) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens and other similar Liens, if any, arising or incurred in the ordinary course of business; (ii) Liens for Taxes, assessments or other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (iii) easements, covenants, conditions, rights-of-way leases, restrictions and other similar charges and encumbrances or other minor title defects that would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (iv) zoning, building, land use and other similar legal requirements; (v) Liens that have been placed by any developer, owner, landlord, lessor or other third party on any lease real property, on any properties or assets owned by such party and leased to another party or with respect to which another party has easement rights, and any subordination or similar agreements relating thereto; (vi) Liens to secure landlords or lessors pursuant to the terms of any lease; (vii) non-exclusive licenses to intellectual property granted in the ordinary course of business; (viii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents; (ix) Liens or other imperfections of title that would not, individually or in the aggregate, materially impair the value of the relevant assets; (x) Liens disclosed on existing title reports or existing surveys; and (xi) any other Liens that will be released on or prior to the Closing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any group of any of the foregoing acting in concert.

“Plan” means that Joint Prepackaged Chapter 11 Plan of Reorganization of Capstone Green Energy Corporation and its Debtor Affiliates, U.S. Bankruptcy Court for the District of Delaware, Case No. 23-11634 (LSS) (filed September 28, 2023), as it may have been altered, amended, modified, or supplemented prior to the date hereof, including the Plan Supplement (as defined therein) and all exhibits, supplements, appendices, and schedules.

“Preferred Unit Redemption Agreement” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2.

“Redemption” has the meaning set forth in the recitals hereto.

“Redemption Closing” has the meaning set forth in Section 2.10(a).

“Remedies Exception” has the meaning set forth in Section 3.1(b).

“Required Approvals” means collectively, (A) the Consents as may be required pursuant to any distributor agreements included in the Transferred Assets, (B) the Consent provided pursuant to the Third Amendment to the NPA, (C) such Consents as may be required in connection with the Concurrent Offerings and (D) such other Consents as are set forth on Schedule 3.3.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Parties” has the meaning set forth in Section 6.1.

“Seller IP” means the Capstone Trademarks.

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“Services Agreement” means the Reorganized PrivateCo Services Agreement, effective as of December 6, 2023, by and between Purchaser and Seller.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity of which at least a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person or one or more subsidiaries thereof (including ownership of the general partner or managing member of such Person).

“Tax” means all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, license, payroll, employment, excise, escheat, abandoned property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding (including backup withholding), social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or any other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount, and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Return” means any report, return, document, claim for refund, information return, declaration or statement or filing with respect to Taxes (and any amendments thereof), including any schedules or documents with respect thereto or accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Termination Acts” has the meaning set forth in Section 2.9.

“Third Party” means any person other than the Parties or their respective Affiliates.

“Trademark License Agreements” means the Trademark License Agreement, effective as of December 7, 2023, by and between Seller and Parent.

“Transfer Taxes” has the meaning set forth in Section 5.4(c).

“Transferred Assets” means, collectively, all of the right, title and interest of Seller as of immediately prior to the Closing in and to the assets (other than the Equity Interests) (a) both (i) received by Seller upon confirmation and effectiveness of the Plan and (ii) primarily related to the Business and (b) the Seller IP, in each case of clauses (a) and (b), to the extent held by Seller immediately prior to the Closing; provided, however, that “Transferred Assets” excludes any rights or interests of Seller in, to, and under any Excluded Assets.

“Transferred Employees” means Employees who accept an offer of employment from, and commence employment with, Purchaser or one of its Affiliates, in accordance with Section 2.6.

Article II
TRANSFER; CLOSING

Section 2.1             Transfer of Transferred Assets and Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 2.5, at the Closing, Seller shall (and, as applicable, shall cause its relevant Subsidiaries to) sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, receive, acquire and take assignment of, all of Seller’s right, title and interest in and to the Transferred Assets, free and clear of all Liens (other than Permitted Liens), and Purchaser shall assume, and agree to pay, perform, fulfill and discharge when due, all of the Assumed Liabilities. Risk of loss of the Transferred Assets and Assumed Liabilities shall pass to Purchaser at the Closing. For the avoidance of doubt, Purchaser shall not assume, and Seller shall retain and be responsible for, all Excluded Liabilities.

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Section 2.2             Excluded Assets and Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Transferred Assets shall not include the Excluded Assets, and the Assumed Liabilities shall not include the Excluded Liabilities. Seller shall retain all right, title and interest in and to the Excluded Assets, and Seller shall retain and be solely responsible for, and shall pay, perform, fulfill and discharge when due, all Excluded Liabilities.

Section 2.3             Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated in Section 2.1, Purchaser shall, on the Closing Date, pay to Seller the sum of $1,000,000.00 (the “Purchase Price”) by wire transfer of immediately available funds to the account designated by Seller by written notice to Purchaser at least one (1) Business Day prior to the Closing Date.

Section 2.4             Allocation of Purchase Price.

(a)            The Parties agree that the sum of the Purchase Price and Assumed Liabilities shall be allocated for federal and applicable state and local income Tax purposes to the Transferred Assets in accordance with Section 1060 of the Code. The Parties agree that Purchaser shall prepare and deliver to Seller a draft allocation of the Purchase Price among the Transferred Assets within thirty (30) days after the Closing. Seller or its Affiliate shall notify Purchaser in writing within thirty (30) days of receipt of such draft allocation of any objection Seller may have thereto and any amounts in such draft allocation that are not objected by Seller in such notice shall be final, conclusive and binding on the Parties. Seller and Purchaser agree to use their commercially reasonable efforts to resolve any disagreement with respect to such allocation in good faith; provided, that if Seller and Purchaser are unable to resolve any such agreement, the proposed allocation delivered by Purchaser shall not be binding on either Party.

(b)            The Parties further agree that, if the Parties agree on an initial allocation pursuant to Section 2.4(a): (i) any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be made in a manner consistent with such original allocation, (ii) the Parties shall make all Tax Returns, reports and claims and other statements, including Internal Revenue Service Form 8594 or any equivalent statements, in a manner consistent with such allocation, except to the extent required by law, (iii)  Purchaser and Seller and their respective Affiliates shall cooperate with each other in preparing any Tax filings or other forms required to be filed in connection with the allocation, and (iv) each Party agrees to promptly notify the other if the Internal Revenue Service or any other Taxing Authority proposes a reallocation of such amounts and shall cooperate in good faith to preserve the effectiveness of the allocation, to the extent consistent with Applicable Law and the final decisions of such Taxing Authority.

Section 2.5             Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Parties hereto and any other applicable withholding agent, shall each be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable under this Agreement such amounts as it reasonably concludes it is required to deduct and withhold with respect to the making of such payment under the Code or any Applicable Law. If the Purchaser so deducts or withholds amounts payable to any Person and pays such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Purchaser made such deduction and withholding. Purchaser and any other applicable withholding agent will make all payments due from Purchaser under this Agreement without deduction or withholding for any Taxes, except as required by Applicable Law. Except in the case of any deduction or withholding in respect of compensatory payments, (a) prior to any deduction or withholding, the applicable withholding agent shall use commercially reasonable efforts to provide at least five (5) days prior written notice of the intention to so withhold and the basis for any such proposed withholding, (b) each of Purchaser and Seller shall reasonably cooperate to reduce or eliminate any such deduction or withholding to the extent permitted by Applicable Law, and (c) no amount shall be so deducted or withheld pursuant to Applicable Law with respect to any payment under the Agreement to any Seller so long as such Seller delivers a properly completed and duly executed IRS Form W-9 and there has been no change in Law otherwise requiring such deduction or withholding.

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Section 2.6             Consents; Delayed Transfers.

(a)            Promptly following the date hereof, and until the Closing, each of Seller and Purchaser shall use their commercially reasonable efforts, and each of Seller and Purchaser shall reasonably cooperate with the other, to provide notice to, and request Consent from, (x) all Persons as required pursuant to any Assigned Contract and (y) any other third-party to the extent required to, directly or indirectly, transfer or assign any Asset that would be a Transferred Asset. In connection with the foregoing, neither Party shall be required to (i) modify, relinquish, forbear or narrow any material right, (ii) pay any consideration to any Person, (iii) pay or incur any material costs or expenses, or (iv) commence any Action, in each case, for the purpose of obtaining any Consent under this Section 2.6.

(b)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to, directly or indirectly, transfer or assign any Asset that would be a Transferred Asset or assume any Liabilities or commitments that would constitute an Assumed Liability, in each case if, but solely to the extent, an attempted direct or indirect assignment or assumption thereof, without the Consent of a third-party or Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third-party or Governmental Authority or of Applicable Law until such time as the necessary Consent is obtained (a “Delayed Transfer Asset” or, with respect to such an Assumed Liability, a “Delayed Transfer Liability”). If any direct or indirect transfer or assignment by Seller to Purchaser of any interest in any Asset that would be a Transferred Asset, or assumption by Purchaser of any Liabilities or commitments that would be an Assumed Liability, as contemplated by this Agreement, requires the Consent of a third-party or of a Governmental Authority, then such transfer or assignment or assumption shall be made subject to such Consent of such third-party or Governmental Authority being obtained.

(c)            If any Consent of a third-party or Governmental Authority referred to in this Section 2.6 is not obtained prior to the Closing, the Closing shall, subject to the satisfaction (or valid waiver) of any conditions to Closing set forth in this Agreement, nonetheless take place on the terms set forth herein and, thereafter each of Seller and Purchaser shall use their commercially reasonable efforts in connection with, and each of Seller and Purchaser shall reasonably cooperate with the other, to obtain any such Consent referred to in this Section 2.6 after the Closing (subject to Section 2.6(a)). With respect to each Delayed Transfer Asset or Delayed Transfer Liability, as applicable, until the Consent contemplated in the foregoing sentence is obtained, (i) Seller shall hold such Delayed Transfer Asset in trust for the benefit of Purchaser, (ii) each of Seller and Purchaser shall use its commercially reasonable efforts to establish arrangements under which, following the Closing, Purchaser shall obtain (without infringing upon the legal rights of any third-party or Governmental Authority or violating any Applicable Law) the economic claims, rights, benefits, burdens and Liabilities under such Delayed Transfer Asset and (iii) Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates, and their respective directors, officers, representatives and successors and assigns with respect to such Delayed Transfer Liability and pay and discharge such Delayed Transfer Liability.

(d)            For applicable income Tax purposes, the Parties intend to treat any Delayed Transfer Asset described in Section 2.6(b) as owned by Purchaser from after such time as Purchaser obtains the benefits and burdens with respect to such Delayed Transfer Asset as described in Section 2.6(c) unless otherwise required by Applicable Law.

(e)            If and when any such third-party Consent or approval of a Governmental Authority is obtained after the Closing, the assignment of the Delayed Transfer Asset or assumption of the Delayed Transfer Liability to which such third-party consent or approval of a Governmental Authority relates shall be deemed to have been effected in accordance with the terms of this Agreement without the payment of additional consideration and, unless required by Applicable Law, shall not require any further action by any of the Parties.

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Section 2.7             Grant of Limited License. To the extent that Seller or any of its Affiliates uses “Capstone” as of the Closing Date or any variation or derivative thereof, Purchaser hereby grants to Seller a limited, non-exclusive, non-sublicensable (other than to any Affiliate that uses the “Capstone” name and mark as of the Closing Date), non-transferable, royalty-free license to use the “Capstone” name and mark solely as part of Seller’s existing corporate name and in respect of any Delayed Transfer Assets or Delayed Transfer Liabilities for a period of ninety (90) calendar days following the Closing Date or, to the extent applicable, for so long as Seller holds a Delayed Transfer Asset or Delayed Transfer Liability pursuant to Section 2.6(c) (the “Name Transition Period”). Such license shall be used by Seller solely and exclusively to the extent necessary in connection with Seller’s corporate name and in respect of any Delayed Transfer Assets or Delayed Transfer Liabilities during the Name Transition Period. Notwithstanding the foregoing, Seller shall, no later than ten (10) calendar days following the Closing Date, submit all required documents with the applicable Governmental Authority to initiate a change of its corporate name to a name that does not include the word “Capstone” or any variation or derivative thereof. The license granted under this Section 2.7 (and any sublicenses to Affiliates granted thereunder) shall automatically terminate and be of no further force or effect upon the expiration of the Name Transition Period.

Section 2.8             Employee Offers.

(a)            Prior to the Closing, Purchaser shall, or shall cause one of its Affiliates to, make an offer of employment to each Employee (to the extent employed by Seller immediately prior to the Closing, including such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, short- or long-term disability leave, workers’ compensation or other authorized leave of absence, in accordance with the provisions of this Section 2.8), which such offers of employment shall be effective as of, and contingent upon the occurrence of, the Closing. With respect to each Employee, such offers shall provide for substantially similar terms and conditions, job title and job location, in each case as those immediately prior to the Closing. Unless otherwise provided by Applicable Law, each Employee shall be deemed to accept such offer of employment by merely reporting to work on the Closing Date (or on the first regularly scheduled work date thereafter). Notwithstanding anything to the contrary herein, any Liabilities (including any severance, paid time off or other termination-related payments) that become payable solely in connection with the termination of any Transferred Employee’s employment with Seller (or its applicable Affiliate) and transfer of employment to Purchaser (or its applicable Affiliate) as of the Closing shall constitute Assumed Liabilities.

(b)            In respect of any Employee who (i) is not actively at work on the Closing due to long-term disability leave, workers’ compensation or other authorized long-term leave of absence and (ii) returns to work within twelve (12) months following the Closing Date or such later period as the Employee has to return to work under any Applicable Law (any such employee, a “Leave Employee”), Purchaser’s offer of employment to the Leave Employee shall provide for employment effective as of the date on which such Leave Employee returns to work and, if such Leave Employee accepts Purchaser’s offer of employment and commences employment with Purchaser (including by merely reporting for work on such date or the first regularly scheduled work date thereafter), such Leave Employee shall be considered a Transferred Employee under this Agreement as of such date.

(c)            Effective as of the Closing, Purchaser shall assume and bear, and shall indemnify and hold harmless Seller and its Affiliates from and against, all Liabilities relating to the employment or severance of any Employee arising before, on or after the Closing, other than any Liabilities arising from, relating to or in connection with any Employee Benefit Plan (which shall be Excluded Liabilities and for the account of Seller).

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(d)            The terms and provisions of this Section 2.8 are for the sole benefit of Seller and Purchaser. Nothing in this Section 2.8, express or implied, (i) shall establish, or constitute an amendment, termination or modification of, or limit Purchaser or any of its Affiliates’ ability to amend, modify or terminate, any compensation or benefit plan, program or arrangement, (ii) shall create any obligation on the part of Purchaser or its Affiliates to employ or engage any Employee, Leave Employee or other person for any period following the Closing, or is intended to confer or shall confer upon any Employee, Leave Employee or other individual or any legal representative of any Employee, Leave Employee or other person for any period following the Closing, or is intended to confer or shall confer upon any Employee, Leave Employee or other individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.

Section 2.9             401(k) Plan. No later than the day immediately preceding the Closing Date, the board of managers, sole member, or equivalent governing body of Seller shall have adopted resolutions to terminate the DSS 401(k) Plan effective as of the day immediately preceding the Closing Date (or such other date as the Parties may mutually agree), and Seller shall provide Purchaser with evidence of such board resolutions. Upon such termination, Seller shall take all actions necessary to effect the termination of the DSS 401(k) Plan in accordance with its terms, Applicable Law and the requirements of the Code and ERISA, including filing any required notices with applicable Governmental Authorities (these actions, together with the resolutions to terminate the DSS 401(k) Plan, the “Termination Actions”). The Parties shall cooperate on the Termination Actions in good faith and Purchaser shall provide information and materials reasonably requested by Seller in connection with the Termination Actions. Seller shall be solely responsible for all Liabilities arising from or relating to the DSS 401(k) Plan, including any Liabilities arising from or relating to the termination thereof, and such Liabilities shall constitute Excluded Liabilities.

Section 2.10             Closing.

(a)            On the terms and subject to the conditions of this Agreement, the consummation of the Asset Transactions (the “Closing”) shall take place immediately following the closing of the Redemption (i.e., the Closing as defined in the Preferred Unit Redemption Agreement and for purposes of this Agreement, the “Redemption Closing”), subject to the satisfaction or waiver in writing of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)            At the Closing:

(i)            Purchaser shall deliver to Seller:

(A)          a counterpart of (I) the Instrument of Assignment and Assumption, (II) the Intellectual Property Assignment Agreement, and (III) each other APA Transaction Document to which Purchaser is a party, duly executed on behalf of Purchaser;

(B)           the Purchase Price, by wire transfer of immediately available funds in accordance with Section 2.3; and

(C)           a certificate, dated as of the Closing Date, signed by a duly authorized officer of Purchaser, certifying that the conditions set forth in Section 7.3(a) have been satisfied.

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(ii)            Seller shall deliver to Purchaser:

(A)          a counterpart of (I) the Instrument of Assignment and Assumption, (II) the Intellectual Property Assignment Agreement, and (III) each other APA Transaction Document to which Seller is a party, duly executed on behalf of Seller;

(B)           evidence that the board of directors (or equivalent governing body) of Seller has adopted resolutions to terminate the DSS 401(k) Plan in accordance with Section 2.9;

(C)           a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Section 7.2(a) have been satisfied; and

(D)           a Form W-9, duly executed on behalf of Broad Street Credit Holdings, LLC, a Delaware limited liability company (“Broad Street Credit Holdings”), with respect to Seller.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER AS TO TRANSFERRED ASSETS

Seller hereby represents and warrants to Purchaser as of the Execution Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation and warranty shall be deemed to be made only as of such date) as follows:

Section 3.1             Organization and Qualification; Authority.

(a)            Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes, and its sole regarded tax owner is Broad Street Credit Holdings, which is treated as a corporation for U.S. federal and applicable state and local income tax purposes.

(b)            Seller has all requisite limited liability company or similar power and authority to perform its obligations hereunder and consummate the Asset Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Asset Transactions are within the limited liability company or similar powers of Seller and have been duly authorized by all necessary limited liability company or similar action on the part of Seller, and no further action of Seller, its board of directors, managers or equityholders, as applicable, is required in connection herewith. Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Remedies Exception”)).

Section 3.2             Governmental Authorization; Consents. Assuming the accuracy of Purchaser’s representations and warranties in Section 4.2, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Asset Transactions, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Approvals and (ii) any other actions or filings the absence of which has not had and would not reasonably be expected to be material to the ownership of the Transferred Assets.

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Section 3.3             Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Asset Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) to Seller’s knowledge, subject to obtaining the Required Approvals, violate or breach any agreement or other obligation to which Seller is a party, or (d) to Seller’s knowledge, subject to obtaining the Required Approvals, require any Consent, except in the case of clauses (b) through (d), as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole) or Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 3.4             Actions. As of the Execution Date, there is no Action pending or, to Seller’s knowledge, threatened in writing against Seller before any Governmental Authority in respect of the Transferred Assets or the Assumed Liabilities or the business or operations of Seller. except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole).

Section 3.5             Title and Condition of Assets. Seller has good, valid and marketable title to, or own, hold valid leases, or otherwise have rights in, the Transferred Assets, free and clear of all Liens except for Permitted Liens, except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole).

Section 3.6             Compliance with Laws. Seller is, and since the date of the confirmation and effectiveness of the Plan has been, in compliance in all material respects with all Applicable Laws applicable to the Transferred Assets, except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole). Seller has not received any written notice from any Governmental Authority asserting any violation of any Applicable Law with respect to the Transferred Assets, except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole).

Section 3.7             No Other Material Assets or Liabilities.

(a)            To Seller’s knowledge, the Transferred Assets constitute all of the material Assets of Seller primarily related to the Business (other than the Excluded Assets held by Seller). To Seller’s knowledge, other than the Transferred Assets, Seller does not own, lease or hold any material Asset primarily related to the Business (other than the Excluded Assets held by Seller).

(b)            To Seller’s knowledge, since the confirmation and effectiveness of the Plan, Seller has not incurred any Liabilities related to the Transferred Assets other than (i) in the ordinary course of its business (including pursuant to the Services Agreement) or (ii) in connection with the transactions contemplated by this Agreement and the Preferred Unit Redemption Agreement.

(c)            Seller does not have, and since the confirmation and effectiveness of the Plan has not had, any bank accounts related to the Transferred Assets.

Section 3.8             Intellectual Property. To Seller’s knowledge, Seller owns or has the right to use all intellectual property included in the Transferred Assets. To Seller’s knowledge, the conduct of the business of Seller does not infringe, misappropriate or otherwise violate the intellectual property rights of any Third Party, except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole). To Seller’s knowledge, there is no Action pending or threatened in writing against Seller alleging any such infringement, misappropriation or violation, except as would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole).

Section 3.9             Employment Matters.

(a)            To Seller’s knowledge, Schedule 3.9(a) sets forth a true, correct and complete list of each Employee Benefit Plan.

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(b)            To Seller’s knowledge, each Employee Benefit Plan has been maintained, funded, operated and administered in all material respects in compliance with its terms and all Applicable Laws, including ERISA and the Code.

(c)            The DSS 401(k) Plan is intended to be qualified within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code. To Seller’s knowledge, nothing has occurred that would adversely affect the qualified status of the DSS 401(k) Plan or the exempt status of such trust.

(d)            To Seller’s knowledge, no amounts are payable by Seller in respect of any compensation, wages, bonuses, accrued vacation, severance payments, or any other employee-related expenses with respect to any Employee that have not been fully identified and disclosed to Purchaser in writing prior to the Execution Date.

Section 3.10           Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Asset Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.11           Disclaimer. Except for the representations and warranties expressly contained in this Article III, neither Seller nor any of its Affiliates nor any of their respective representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to PURCHASER, express or implied, at law or in equity, with respect to the Transferred Assets, Assumed Liabilities, or the execution and delivery of this Agreement or the Asset Transactions, including as to merchantability or fitness for any particular purpose of any Transferred Assets, or the nature or extent of any Assumed Liabilities. PURCHASER acknowledges that it has conducted, or has had the opportunity to conduct, such inspections, investigations, and due diligence regarding the Transferred Assets as PURCHASER deems necessary or appropriate. For the avoidance of doubt, nothing in this Section 3.11 shall limit, qualify or otherwise affect (A) any representation or warranty expressly made by Seller in this Article III or (B) any claim by Purchaser for Fraud.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation and warranty shall be deemed to be made only as of such date) as follows:

Section 4.1             Organization and Qualification; Authority.

(a)            Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)            Purchaser has all requisite limited liability company power and authority, as applicable, to perform its respective obligations hereunder and consummate the Asset Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Asset Transactions are within the limited liability company powers of Purchaser and have been duly authorized by all necessary limited liability company action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Remedies Exception).

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Section 4.2             Governmental Authorization; Consents. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Asset Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Approvals and (ii) any other actions or filings the absence of which has not had and would not reasonably be expected to materially impair or delay Purchaser from performing its obligations under this Agreement or from consummating the Asset Transactions.

Section 4.3             Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Asset Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation, limited liability company or other organizational documents of Purchaser, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) to Purchaser’s knowledge, subject to obtaining the Required Approvals, violate or breach any material agreement or other material obligation to which Purchaser is a party, or (d) to Purchaser’s knowledge, subject to obtaining the Required Approvals, require any Consent, except in the case of clauses (b) through (d) as would not be reasonably expected to be material to Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4             Actions. As of the Execution Date, there is no Action pending or, to Purchaser’s knowledge, threatened in writing against Purchaser before any Governmental Authority that if determined adversely would materially impair or delay Purchaser from performing its obligations under this Agreement or from consummating the Asset Transactions.

Section 4.5             Availability of Funds. At the Closing, Purchaser will have access to sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately-available U.S. Dollar funds in cash to pay the Purchase Price and to pay any other amounts payable in connection with this Agreement and effect the Asset Transactions.

Section 4.6             Employment Matters. To Purchaser’s knowledge, there are no Employee Benefit Plans other than the plans set forth on Schedule 3.9(a).

Section 4.7             Disclaimer. Except for the representations and warranties expressly contained in this Article IV, neither Purchaser nor any of its Affiliates nor any of their respective representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Seller, express or implied, at law or in equity, with respect to the execution and delivery of this Agreement or the Asset Transactions. For the avoidance of doubt, nothing in this section 4.6 shall limit, qualify or otherwise affect (A) any representation or warranty expressly made by Purchaser in this Article IV or (B) any claim by Seller for Fraud.

Article V
COVENANTS

Section 5.1             Conduct of Business Prior to the Closing.

(a)            From the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except (1) to the extent required by Applicable Law or Order or the terms of any Assigned Contract, (2) to the extent required or expressly authorized by this Agreement, or (3) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (A) use its commercially reasonable efforts to operate the Transferred Assets in the ordinary course of business consistent with past practice and (B) use its commercially reasonable efforts to keep the Transferred Assets substantially intact, and (C) in furtherance of, and without limiting the obligations set forth in the immediately foregoing clauses (A) and (B), not:

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(i)             directly or indirectly transfer, lease, divest, sell or otherwise dispose of, or subject to a Lien (other than Permitted Liens) any Transferred Asset other than in the ordinary course of business with respect to obsolete assets;

(ii)            assign, amend, accelerate any right or obligation under, grant any material waiver under, or voluntarily terminate any Assigned Contract other than renewals, extensions, terminations or failures to renew in accordance with the terms thereof;

(iii)           grant or increase any compensation or benefits payable to, enter into or amend any employment or compensatory agreements or arrangements with, or otherwise change any terms or conditions of employment of, any Employees;

(iv)           take, or omit from taking, any other action with the primary purpose of causing an impact to the Transferred Assets or the Assumed Liabilities that may reasonably be expected be have an adverse effect on such Transferred Assets or Assumed Liabilities; and

(v)            authorize, agree or consent to any of the foregoing in writing.

Section 5.2             Further Assurances; Wrong Pockets.

(a)            Subject to the terms and conditions of this Agreement, following the Closing, at any Party’s request and without further consideration, the other Party hereto shall, and shall cause its Affiliates to, execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such party may reasonably request in order to consummate the Asset Transactions, as and to the extent such documents and requests are consistent with the terms of this Agreement.

(b)            From and after the Closing Date, (i) if Seller receives or collects any funds to which Purchaser is entitled hereunder (including any funds relating to any distributor agreements included in the Transferred Assets), Seller shall promptly remit such funds to Purchaser after its receipt thereof, (ii) if Purchaser receives or collects any funds to which Seller is entitled hereunder, Seller shall promptly remit such funds to Purchaser after its receipt thereof and (iii) if Seller or Purchaser or any of their respective Affiliates pays any amount to any third party in satisfaction of any liability or obligation that is allocated to the other Party pursuant to the terms of this Agreement, the paying Party will promptly notify the other Party of such payment and the other Party will promptly reimburse the paying Party for the amount so paid.

Section 5.3             Confidentiality. Section 13(d) of the Preferred Unit Redemption Agreement shall apply mutatis mutandis to the confidentiality obligations of the Parties in connection with the transactions contemplated by this Agreement.

Section 5.4             Access to Information. For a period of three (3) years after the Closing Date, Purchaser shall maintain all books and records of Seller that are Transferred Assets. From and after the Closing Date, Purchaser shall, and shall cause its Affiliates and its and their representatives to, afford Seller and its representatives reasonable assistance and reasonable access during normal business hours following reasonable advance notice (and at Seller’s sole cost and expense) to such books and records upon Seller’s prior request, in each case solely in connection with (a) any financial reporting, accounting or audit requirements of Seller or its Affiliates or (b) any disputes between Seller or its Affiliates and third parties Notwithstanding anything to the contrary in this Section 5.4, this Section 5.4 shall not apply to Tax matters, which are addressed in Section 5.5(a). Nothing in this Section 5.4 shall require Purchaser or its Affiliates to disclose any information to Purchaser or its Affiliates in connection with any disputes with Purchaser or its Affiliates if such disclosure would jeopardize any applicable attorney-client privilege, the work product immunity or any other applicable legal privilege or similar doctrine.

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Section 5.5             Tax Matters.

(a)            Information Sharing. In the event that either Party needs access to records in the possession of the other Party relating to any of the Transferred Assets or the Assumed Liabilities for purposes of preparing Tax Returns, financial statements or complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any civil litigation, or for any other legitimate purpose not injurious to the other Party, each Party will allow representatives of the other Party access to such records during regular business hours at such Party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other Party to make extracts and copies thereof as may be necessary or convenient. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to (i) require either Party to provide to any Person any right to access or to review any other information, Tax Return or work papers related to Taxes to the extent not related to the Transferred Assets or the Assumed Liabilities or (ii) require either Party to provide to any Person any consolidated Tax Return or other consolidated Tax information.

(b)            Tax returns and Tax payments.

(i)             To the extent not addressed elsewhere in this Agreement, Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of all Tax Returns required by Law to be filed in respect of the Transferred Assets or the Assumed Liabilities on or prior to the Closing Date. All Taxes indicated as due and payable on such returns shall be paid or will be paid by Seller as and when required by Law except for such Taxes as may be contested by Seller in good faith and in appropriate proceedings. To the extent not addressed elsewhere in this Agreement, Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authorities) of all Tax Returns required by Law to be filed in respect of the Transferred Assets or the Assumed Liabilities after the Closing Date, it being understood that all Taxes indicated as due and payable on such returns shall be paid by Purchaser as and when required by Law, except for such Taxes as may be contested by Purchaser in good faith and in appropriate proceedings or Taxes that are Excluded Taxes (which Taxes shall be paid by Seller). For the avoidance of doubt, any income Tax Returns of Seller shall be the sole responsibility of Seller, and Purchaser shall not be liable with respect to any income Taxes or income Tax Returns of Seller.

(ii)            In the case of Taxes that are payable with respect to any taxable period that includes the Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date (and which Tax shall be due and payable by Seller) shall be (i) in the case of Taxes imposed on a periodic basis with respect to any assets (such as property taxes), deemed to be the amount of such Taxes for such entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on the close of the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the taxable period ended at the end of the Closing Date. If one Party remits to the appropriate Governmental Authority payment for Taxes and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes by no later than the due date for filing the applicable Tax Return (taking into account applicable extensions).

(c)            Transfer Taxes. Purchaser and Seller shall each pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”). The Party responsible under Applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees and shall timely pay such Transfer Taxes or fees (and the other Party shall cooperate with respect thereto as necessary).

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Article VI
INDEMNIFICATIOn; Survival

Section 6.1             Indemnification by Purchaser. After the Closing, Purchaser shall indemnify and hold harmless, and shall pay and reimburse, Seller, its Affiliates and its and their respective representatives (collectively, the “Seller Indemnified Parties”) against all Losses (regardless of whether or not such Losses relate to a Third Party claim) suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement; (b) any breach of any covenant or obligation of Purchaser contained in this Agreement; (c) any Assumed Liability (including any Delayed Transfer Liability pursuant to Section 2.6(c)) or (d) any Transferred Asset (including any Delayed Transfer Asset pursuant to Section 2.6(c)).

Section 6.2             Indemnification by Seller. After the Closing, Seller shall indemnify and hold harmless, and shall pay and reimburse, Purchaser, its Affiliates and its and their respective representatives (collectively, the “Purchaser Indemnified Parties”) against all Losses (regardless of whether or not such Losses relate to a Third Party claim) suffered or incurred by any Purchaser Indemnified Party, or to which any Purchaser Indemnified Party otherwise becomes subject, as a result of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement; (b) any breach of any covenant or obligation of Seller contained in this Agreement; or (c) any Excluded Liability; provided that, except with respect to (i) Excluded Taxes and (ii) Liabilities arising from or in connection with any Employee Benefit Plan (including any Liability relating to the DSS 401(k) Plan or any other retirement plan maintained, contributed to or sponsored by Seller or any of its Affiliates), Seller’s indemnification obligations under this clause (c) shall be limited to Excluded Liabilities to the extent related to Seller’s ownership of the Transferred Assets prior to the Closing; and (d) any Excluded Asset; provided that, except with respect to (A) Employee Benefit Plans (including the DSS 401(k) Plan or any other retirement plan maintained, contributed to or sponsored by Seller or any of its Affiliates), (B) all assets held in trust or otherwise relating to or held under any Employee Benefit Plan, and (C) any Excluded Assets to the extent relating to Excluded Taxes (including Tax Returns and records relating thereto), Seller’s indemnification obligations under this clause (d) shall be limited to Excluded Assets to the extent related to Seller’s ownership of the Transferred Assets prior to the Closing.

Section 6.3             Survival. The representations and warranties of the Parties contained in this Agreement, or delivered pursuant to this Agreement, and the covenants or agreements in this Agreement that contemplate performance after the Closing, shall survive the Closing, and a claim may be brought with respect to any breach thereof pursuant to Section 6.1 (in the case of the Seller Indemnified Parties) and Section 6.2 (in the case of the Purchaser Indemnified Parties), (a) in the case of such representations and warranties, until the date that is twelve (12) months following the Closing, (b) in the case of all covenants and agreements that by their terms are to be fully performed at or prior to the Closing, until the date that is twelve (12) months following the Closing, and (c) in the case of all covenants and agreements that by their terms are to be fully performed after to the Closing, in accordance with their respective terms (or if no term is specified, until fully performed).

Section 6.4             Exclusive Remedy.

(a)            Notwithstanding anything in this Agreement to the contrary, the total amount of indemnification payments that (i) Purchaser shall be required to make to the Seller Indemnified Parties under the Section 6.1(a) and Section Section 6.1(b) shall be limited to $100,000 and (ii) the total amount of indemnification payments that Seller shall be required to make to the Purchaser Indemnified Parties under Section 6.2(a) and Section 6.2(b) shall be limited to $100,000.

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(b)            The Parties acknowledge and agree that, from and after Closing, indemnification pursuant to the provisions of this Article VI shall be the sole and exclusive monetary remedy of the Indemnified Parties in connection with this Agreement.

(c)            No Person will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification, payment or reimbursement more than once in respect of the same Losses suffered. In the event that any circumstance gives rise to more than one right of claim or constitutes a breach of more than one covenant or agreement hereunder, the relevant Party shall be entitled to be indemnified, paid or reimbursed only once in respect of any such Losses incurred.

(d)            Seller’s obligation to indemnify Purchaser for Excluded Liabilities shall not be deemed to modify any existing contract or arrangement between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, which contracts and arrangements shall remain in full force and effect in accordance with their terms.

(e)            Purchaser’s obligation to indemnify Seller for Assumed Liabilities shall not be deemed to modify any existing contract or arrangement between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, which contracts and arrangements shall remain in full force and effect in accordance with their terms.

(f)            A Person who may be entitled to be indemnified and held harmless under Section 6.1 or Section 6.2 (the “Indemnified Party”), shall promptly inform the Party that is potentially liable therefor (the “Indemnifying Party”) in writing of any claim with reasonable accompanying detail with respect to a breach of a representation, warranty, covenant or agreement pursuant to this Article VI (a “Claim”) promptly and, in any event, no later than thirty (30) days after first becoming aware of any material facts that may serve as the basis of such Claim; provided, however, that the failure of the Indemnified Party to give notice of a Claim in accordance with the foregoing sentence shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent the Indemnifying Party is actually prejudiced by such failure. Notices for any Claim must be delivered prior to the date that is sixty (60) business days after the expiration of any applicable survival period specified in Section 6.3 for such representation, warranty, covenant or agreement. . For the avoidance of doubt, any Claim for which notice has been properly given to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 6.3 shall not be affected by the subsequent expiration of such survival period and may continue to be pursued in accordance with this Article VI until final resolution thereof.

(g)            Nothing herein will limit or affect Purchaser’s or any of its Affiliates’ liability for the failure to pay any portion of the Purchase Price or any other amounts payable by them (in whole or in part) as and when required by this Agreement, or any claims by any Person for Fraud.

Article VII
CLOSING CONDITIONS

Section 7.1             Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Closing and consummate the Asset Transactions are subject to the following conditions, except to the extent waived in writing by the Parties:

(a)            Preferred Unit Redemption Agreement. Each of the conditions set forth in Section 4 of the Preferred Unit Redemption Agreement (but subject to the satisfaction or, to the extent permissible, written waiver of such conditions at the Closing (as defined therein)) have been satisfied or, to the extent permissible, waived in writing by the party or parties entitled to the benefit of such conditions, and the Redemption shall have been consummated or shall be consummated substantially contemporaneously with the Closing (other than those conditions that by their nature are to be satisfied or waived simultaneously with the Closing hereunder).

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(b)            No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect, and which has the effect of making the Asset Transactions illegal or otherwise prohibiting or preventing the consummation of the Asset Transactions.

Section 7.2             Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing and consummate the Asset Transactions are subject to the following conditions, except to the extent waived in writing by Purchaser:

(a)            Representations, Warranties and Covenants of Seller.

(i)            (A) The representations and warranties of Seller set forth in Section 3.1 and Section 3.5 shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date and except with respect to Transferred Assets transferred or disposed of in accordance with Section 5.1), and (B) all representations and warranties of Seller set forth in Article III other than those specified in the foregoing Section 7.2(a)(i)(A) shall be true and correct as of the date hereof and on and as of the Closing as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct as of such date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality included therein), would not reasonably be expected to have a material adverse effect on the Transferred Assets (taken as a whole); and

(ii)            Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by or on behalf of Seller as of or prior to the Closing.

(b)            Deliveries. Seller shall have delivered (or caused to be delivered) to Purchaser all items required to be delivered by Seller pursuant to Section 2.10(b)(ii).

Section 7.3             Conditions to Obligations of Seller. The obligations of Seller to effect the Closing and consummate the Asset Transactions are subject to the following conditions, except to the extent waived in writing by Seller:

(a)            Representations, Warranties and Covenants of Purchaser.

(i)            (A) The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement; and

(ii)            Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by or on behalf of Purchaser as of or prior to the Closing.

(b)            Deliveries. Purchaser shall have delivered (or caused to be delivered) to Seller all items required to be delivered by Purchaser pursuant to Section 2.10(b)(i).

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Article VIII
TERMINATION

Section 8.1         Termination. At any time prior to the Closing, (i) this Agreement shall terminate automatically and without further action on the part of any Party upon a valid termination of the Preferred Unit Redemption Agreement and (ii) this Agreement may be terminated, and the Asset Transactions abandoned:

(a)            by mutual written agreement of Purchaser and Seller;

(b)            by Purchaser or Seller, if any Governmental Authority shall have issued an Order which permanently restrains, enjoins or otherwise precludes the consummation of the Closing and such Order or other action shall have become final and non-appealable; provided, however, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement shall have been the principal cause of, or resulted in, the issuance of such Order;

(c)            by Purchaser, if (i) Purchaser is not then in breach of any provision of this Agreement that would cause the conditions set forth in Section 7.3 not to be satisfied and (ii) Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured at or prior to the Closing, and such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied; provided, that no cure period shall be required for a breach which by its nature cannot be cured; or

(d)            by Seller, if (i) Seller is not then in breach of any provision of this Agreement that would cause the conditions set forth in Section 7.2 not to be satisfied and (ii) Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured at or prior to the Closing, and such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied; provided, that no cure period shall be required for a breach which by its nature cannot be cured.

Section 8.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, (a) this Agreement shall be of no further force and effect and there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, equityholders, Affiliates or representatives; provided, however, that Article IX and Section 5.3 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful (in the sense that such action was taken intentionally with the knowledge that such action would constitute or would reasonably be likely to constitute a violation of this Agreement) breach of this Agreement prior to termination.

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Article IX
MISCELLANEOUS

Section 9.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b)  when sent by email (upon receipt by sender of confirmation of receipt by recipient, which confirmation shall be promptly delivered by recipient if so requested by sender in the applicable notice or other communication), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested), or (d) when delivered by an express courier (with written confirmation of delivery) to the Parties hereto at the following addresses (or to such other address or email as such party may have specified in a written notice given to the other Parties):

(a)            if to Purchaser:

Capstone Green Energy Holdings, Inc.
16640 Stagg Street
Van Nuys, CA 91406
Attention: Alfredo Gomez
Email: agomez@CGRN.com

with a copy to (which copy shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661-3693

Attn: Mark D. Wood, Esq.; Elizabeth C. McNichol, Esq.

Email: mark.wood@katten.com; elizabeth.mcnichol@katten.com

(b)            if to Seller:

Capstone Distribution Support Services LLC

2001 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Matt Carter

Email: matt.carter@gs.com

with a copy to (which copy shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul V. Imperatore; Sean A. O’Neal

Email: pimperatore@cgsh.com; soneal@cgsh.com;

Section 9.2         Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” shall mean “from and including” and “to” shall mean “to but excluding”; and (i) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

Section 9.3         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

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Section 9.4         Entire Agreement; Assignment; Successors. This Agreement and the Preferred Unit Redemption Agreement: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to one or more of its Affiliates, including any direct or indirect wholly owned Subsidiary, as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder.

Section 9.5         Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.6         Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would result in the application of the laws of any other jurisdiction.

(b)            The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party. Notwithstanding anything herein to the contrary, the Parties agree that a final trial court judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.7         Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8         No Third-Party Beneficiaries. Other than as expressly set forth in Article VI or Section 9.15, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies or Liabilities under or by reason of this Agreement; provided, that the Parties agree that Parent shall be entitled to rely upon, shall be express, intended third-party beneficiaries of, and shall be entitled to enforce, the provisions of this Agreement on behalf of Purchaser.

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Section 9.9         Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by an authorized representative of each of the Parties.

Section 9.10       Extension; Waiver. At any time prior to the Closing, Seller, on the one hand, and Purchaser, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein, in each case, in accordance with Section 9.14.

Section 9.11       Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that any breach of this Agreement could not adequately be compensated in all cases by monetary damages alone. Accordingly, the Parties acknowledge and agree that, prior to a valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 9.6, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12       Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Asset Transactions shall be paid in accordance with Section 13(l) of the Preferred Unit Redemption Agreement.

Section 9.13       Waivers. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

Section 9.14       No Partnership. Nothing contained in this Agreement will be deemed or construed by the Parties, or by any other Person, to create the relationship of principal and agent, or of partnership, strategic alliance or joint venture.

Section 9.15       Non-Recourse. All claims or causes of Action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties. Each Party hereby acknowledges and agrees that it has no right of recovery against, and no liability (whether in contract or in tort, in law or in equity or otherwise, and whether or not based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates or otherwise) shall attach to the former, current or future direct or indirect equityholders, directors, officers, employees, incorporators, agents, attorneys, representatives, Affiliates, members, managers, general or limited partners or assignees of any other Party or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, general or limited partner, member, manager, Affiliate, agent, assignee or Representative of any of the foregoing (collectively (but not including the express parties hereto), the “Non-Recourse Parties”), through the Asset Transactions or through any Party, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of a party hereto against any Non-Recourse Party by the enforcement of any assessment or by any legal or equitable action, by virtue of any Law, or otherwise, in each case, to the extent related to the transactions contemplated hereby. Non-Recourse Parties are expressly intended as third-party beneficiaries of this provision of this Agreement. Nothing in this Agreement, however, will limit the rights and remedies available to any Person as set forth in any other Transaction Agreement.

[Remainder of page intentionally blank; signature page follows]

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IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:
CAPSTONE DISTRIBUTOR SUPPORT SERVICES, LLC

By:	/s/ Matthew R. Carter
	Name:	Matthew R. Carter
	Title:	Vice President

PARENT:
CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:	/s/ Vincent J. Canino
	Name:	Vincent Canino
	Title:	President and Chief Executive Officer

PURCHASER:
CAPSTONE GREEN ENERGY LLC

By:	/s/ Vincent J. Canino
	Name:	Vincent Canino
	Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Instrument of Assignment and Assumption Agreement

This Instrument of Assignment and Assumption (this “Agreement”), effective as of March __, 2026, is by and between Capstone Distributor Support Services LLC, a Delaware limited liability company (“Seller”) and Capstone Green Energy LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of March __, 2026, by and between Seller, Capstone Green Energy Holdings, Inc., a Delaware corporation, and Purchaser (such agreement, the “Purchase Agreement”), (i) Seller has agreed to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser has agreed to purchase, receive, acquire and take assignment of, all of Seller’s right, title and interest in and to the Transferred Assets, and (ii) Purchaser has agreed to assume and pay, perform, fulfill and discharge when due, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, Seller and Purchaser are substantially contemporaneously entering into the Intellectual Property Assignment Agreement (the “IP Assignment Agreement”) pursuant to which Seller shall assign, transfer and convey to Purchaser, and Purchaser shall accept from Seller, all right, title and interest that Seller has in, to and under the Capstone Trademarks; and

WHEREAS, this Agreement is being executed and delivered by the parties in connection with the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, pursuant to and in accordance with the terms and provisions of the Purchase Agreement, and for the consideration set forth therein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to become legally bound, hereby agree as follows:

1.            Transfer of Transferred Assets. Upon the terms and subject to the conditions of the Purchase Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, free and clear of all Liens (other than Permitted Liens), all of the Transferred Assets. Notwithstanding anything herein to the contrary, the Capstone Trademarks shall not be sold, conveyed, assigned, transferred or delivered pursuant to this Agreement. With respect to the Capstone Trademarks, the provisions of the IP Assignment Agreement shall apply.

2.            Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of the Purchase Agreement, Purchaser hereby assumes, and agrees to pay, perform, fulfill and discharge when due, all of the Assumed Liabilities.

3.            Further Assurances. At any time and from time to time following the Closing, as and when requested by Seller or Purchaser and without further consideration, each party shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other party may reasonably request or as otherwise may be necessary or desirable to evidence and effectuate the consummation of the transactions contemplated by this Agreement.

4.            Other Terms. The terms of Sections 9.2 (Interpretation), 9.3 (Counterparts), 9.5 (Severability), 9.6 (Governing Law; Exclusive Jurisdiction); 9.7 (Rules of Construction), 9.9 (Amendment), 9.10 (Extension; Waiver) and Section 9.11 (Specific Performance) of the Purchase Agreement are hereby incorporated by reference and shall apply to this Agreement, mutatis mutandis.

5.            Relationship to Purchase Agreement. This Agreement is executed and delivered pursuant to, is in furtherance of and is subject to the terms and conditions of, the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control. Nothing contained in this Agreement shall be deemed to alter, modify, expand or diminish the terms or provisions of the Purchase Agreement. Except as expressly set forth herein, this Agreement does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Instrument of Assignment and Assumption to be duly executed and delivered by its authorized representative as of the date first above written.

CAPSTONE DISTRIBUTOR SUPPORT SERVICES LLC

By:
Name:
Title:

CAPSTONE GREEN ENERGY LLC

By:
Name:	Vincent Canino
Title:	President and Chief Executive Officer

Exhibit B

Form of Instrument of Intellectual Property Assignment Agreement

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT, effective as of March __, 2026 (such date, the “Effective Date”, and such agreement, this “Agreement”), is entered into by and between Capstone Distributor Support Services LLC, a Delaware limited liability company (“Assignor”) and Capstone Green Energy LLC, a Delaware limited liability company (“Assignee”). Each of Assignor and Assignee are each referred to herein as a “Party,” and collectively, as the “Parties”. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of March __, 2026, by and between Assignor, Capstone Green Holdings, Inc., a Delaware corporation, and Assignee, (i) Assignor has agreed to sell, convey, assign, transfer and deliver to Assignee, and Assignee has agreed to purchase, receive, acquire and take assignment of, all of Seller’s right, title and interest in and to the Transferred Assets, and (ii) Purchaser has agreed to assume and pay, perform, fulfill and discharge when due, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, the Transferred Assets include the Capstone Trademarks, which includes those trademarks set forth in Schedule 1 attached hereto.

NOW, THEREFORE, pursuant to and in accordance with the terms and provisions of the Purchase Agreement, and for the consideration set forth therein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

1.            Assignment. On the Effective Date, Assignor does hereby assign, transfer and convey to Assignee, and Assignee hereby accepts from Assignor, all right, title and interest that Assignor has in, to and under the Capstone Trademarks, together with (a) all goodwill of the business associated with the use of or symbolized by the Capstone Trademarks, (b) all common law rights in the Capstone Trademarks, (c) all rights derived from the Capstone Trademarks and all registrations that may be granted thereon, (d) any past, present or future claims or causes of action (either in law or in equity) arising out of or related to any infringement, misappropriation, dilution or other violation of any of the Capstone Trademarks, and the right to sue for damages, injunctive relief or any other remedy or otherwise recover therefor, (e) the right to prosecute, maintain and defend the Capstone Trademarks and (f) the right to fully and entirely stand in the place of Assignor in all matters related thereto, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors and assigns as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment had not been made. The assignments contemplated herein are meant to be absolute assignments and not by way of security.

2.            Recordation. Assignor hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office, and the corresponding entity or agency in any applicable foreign country, to record and register this Agreement upon request by Assignee.

3.            No Warranties. Neither Party gives any representations or warranties under this Agreement, and any implied representations and warranties are hereby disclaimed to the fullest extent permitted by law.

4.            Further Assurances. Subject to the terms and conditions of this Agreement, following the Effective Date, as and when requested by Assignor or Assignee and without further consideration, each Party shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other Party and its successors, assigns, and legal representatives may reasonably request or as otherwise may be necessary or desirable to evidence and effectuate the consummation of the transactions contemplated by this Agreement.

5.            Other Terms. The terms of Sections 9.2 (Interpretation), 9.3 (Counterparts), 9.5 (Severability), 9.6 (Governing Law; Exclusive Jurisdiction); 9.7 (Rules of Construction), 9.9 (Amendment), 9.10 (Extension; Waiver) and Section 9.11 (Specific Performance) of the Purchase Agreement are hereby incorporated by reference and shall apply to this Agreement, mutatis mutandis.

6.            Relationship to Purchase Agreement. This Agreement is executed and delivered pursuant to, is in furtherance of and is subject to the terms and conditions of, the Purchase Agreement. In the event of any conflict between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control. Nothing contained in this Agreement shall be deemed to alter, modify, expand or diminish the terms or provisions of the Purchase Agreement. Except as expressly set forth herein, this Agreement does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement with effect as of the Effective Date.

CAPSTONE DISTRIBUTOR SUPPORT SERVICES LLC

By:
Name:
Title:

CAPSTONE GREEN ENERGY LLC

By:
	Name:	Vincent Canino
	Title:	President and Chief Executive Officer

Schedule 1

to the Intellectual Property Assignment Agreement

Schedule 1.1

Capstone Trademarks

Schedule 1.2

Employees

Schedule 3.3

Required Approvals

Schedule 3.9(a)

Employee Benefit Plans